Exhibit 99.3

Source: ARTISTdirect, Inc.

Press Release

/C O R R E C T I O N — ARTISTdirect, Inc./
Tuesday April 18, 10:45 pm ET

In the news release, UPDATE: ARTISTdirect, Inc. Reports Fourth Quarter and Full Year 2005 Results, issued yesterday, April 17 by ARTISTdirect, Inc. (OTC Bulletin Board: ARTD - News) over PR Newswire, we are advised by the company that in the table, Pro Forma, the following figures were incorrect: The pro forma net loss for the full year ended December 31, 2004 was $4,911,000, or $1.07 per basic and diluted common share, rather than a net loss of $5,512,000, or $1.20 per basic and diluted common share, as previously reported; Income taxes for the full year ended December 31, 2004 were $210,000, rather than $0, as previously reported; and, Pro forma Adjusted EBITDA for the full year ended December 31, 2004 was $4,033,000, rather than $3,222,000, as previously reported.

A reconciliation of Pro Forma Net Loss to Pro Forma Adjusted EBITDA with the corrected figures is shown below:

	Years Ended December 31,
Pro Forma	2004	2005
	(in thousands)

Net loss	$($4,911)	$(3,054)

Add (deduct):
Interest income	(32)	(47)
Interest expense	2,971	2,973
Amortization of discount on Debt	599	599
Amortization of deferred financing costs	871	871
Write-off of unamortized discount on debt and deferred financing costs due to conversion of subordinated convertible notes payable into common stock	—	39
Amortization of intangible Assets	3,749	3,749
Depreciation	569	397
Income taxes	210	1,495
Stock-based compensation	7	73

Adjusted EBITDA	$4,033	$7,095

Source: ARTISTdirect, Inc.